Exhibit 4.9.22

NOTE GUARANTY INSURANCE POLICY

OBLIGATIONS:	$250,000,000 Series 2005-4 Variable Funding	Policy No: 47444
Rental Car Asset Backed Notes, Class A

MBIA Insurance Corporation (the “Insurer”), in consideration of the payment of the premium and subject to the terms of this Note Guaranty Insurance Policy (this “Policy”), hereby unconditionally and irrevocably guarantees to each Owner that an amount equal to each full and complete Insured Payment will be received by BNY Midwest Trust Company, or its successor, as trustee for the Owners (the “Trustee”), on behalf of the Owners from the Insurer, for distribution by the Trustee to such Owner of such Owner’s share of the Insured Payment. The Insurer’s obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Trustee, whether or not such funds are properly applied by the Trustee. Insured Payments shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations, unless such acceleration is at the sole option of the Insurer. Provided further that the aggregate Insured Payments made hereunder with respect to principal of the Class A Notes shall not exceed the Class A Maximum Principal Amount.

Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of the Issuer or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

The Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Fiscal Agent (as described below) of (i) a certified copy of the order requiring the return of such Preference Amount, (ii) an opinion of counsel satisfactory to the Insurer that such order is final and not subject to appeal, (iii) an assignment in such form as is reasonably required by the Insurer, irrevocably assigning to the Insurer all rights and claims of the applicable Owner relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (iv) appropriate instruments to effect the appointment of the Insurer as agent for such Owner in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Insurer, provided that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Owner and not to any Owner directly unless such Owner has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Owner.

The Insurer will pay any other amount payable hereunder no later than 12:00 noon, New York City time, on the later of the Payment Date on which the related Deficit Amount is due or the second Business Day following receipt in New York, New York on a Business Day by U.S. Bank Trust National Association, as Fiscal Agent for the Insurer or any successor fiscal agent appointed by the Insurer (the “Fiscal Agent”) of a Notice (as described below); provided that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making a claim hereunder, it shall be deemed not to have been received by the Fiscal Agent for purposes of this paragraph, and the Insurer or the Fiscal Agent, as the case may be, shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

Insured Payments due hereunder, unless otherwise stated herein, will be disbursed by the Fiscal Agent to the Trustee on behalf of the Owners by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of such Insured Payment and legally available therefor.

The Fiscal Agent is the agent of the Insurer only, and the Fiscal Agent shall in no event be liable to Owners for any acts of the Fiscal Agent or any failure of the Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under this Policy.

Subject to the terms of the Agreement, the Insurer shall be subrogated to the rights of each Owner to receive payments under the Obligations to the extent of any payment by the Insurer under this Policy.

As used herein, the following terms shall have the following meanings:

“Agreement” means the Amended and Restated Base Indenture dated as of December 21, 2005 between Hertz Vehicle Financing LLC and the Trustee, as amended and supplemented by the Series 2005-4 Supplement thereto dated as of December 21, 2005, as in effect on the Series 2005-4 Closing Date and as amended, modified or supplemented from time to time in accordance with its terms.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which the Insurer or banking institutions in New York City or in the city in which the corporate trust office of the Trustee under the Agreement is located are authorized or obligated by law or executive order to close.

“Deficit Amount” means (a) with respect to any Payment Date, the sum of (i) the excess, if any, of (A) the Class A Adjusted Monthly Interest over (B) the sum of amounts in the Series 2005-4 Accrued Interest Account and the Class A Liquidity Amount as of such Payment Date and (ii) the Insured Principal Deficit Amount in respect of such Payment Date and (b) with respect to the Legal Final Payment Date the Class A Outstanding Principal Amount to the extent unpaid on the Legal Final Payment Date after application of all funds available for reduction of principal of the Series 2005-4 Class A Notes, on such Payment Date pursuant to the Agreement.

“Insured Payment” means (i) any Deficit Amount and (ii) any Preference Amount.

“Notice” means the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail, from the Trustee specifying the Insured Payment which shall be due and owing on the applicable Payment Date.

“Owner” means each Noteholder (as defined in the Agreement) who, on the applicable Payment Date, is entitled under the terms of the applicalbe Obligations to payment thereunder.

“Preference Amount” means any amount previously distributed to a Owner on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Insurer.

Any notice hereunder or service of process on the Fiscal Agent may be made at the address listed below for the Fiscal Agent or such other address as the Insurer shall specify in writing to the Trustee.

The notice address of the Fiscal Agent is 15th Floor, 61 Broadway, New York, New York 10006 Attention: Municipal Registrar and Paying Agency, or such other address as the Fiscal Agent shall specify to the Trustee in writing.

This Policy is being issued under and pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Obligations.

No defenses, set-offs and counterclaims of any kind available to the Insurer so as to deny payment of any amount due in respect of this Policy will be valid and the Insurer hereby waives and agrees not to assert any and all such defenses, set-offs and counterclaims so as to deny payment of any amount due in respect of this Policy.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed and attested this 21st day of December, 2005.

MBIA INSURANCE CORPORATION

/s/ Neil Y. Budnick
President

Attest:	/s/ Authorized Signatory
Assistant Secretary